                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/x/      Preliminary Proxy Statement
/ / Confidential, for use of the Commissioner Only (as permitted by Rule 14a-6(c)(2))
/ /      Definitive Proxy Statement
/ /      Definitive Additional Materials
/ /      Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                              THE MAXIM GROUP, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 NOT APPLICABLE
       -------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
/x/      No fee required.
/ /      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.


         1)       Title of each class of securities to which transaction
                  applies:
                          ----------------------

         2)       Aggregate number of securities to which transaction applies:

                  ----------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                                  ----------------------

         4)       Proposed maximum aggregate value of transaction:

                  ----------------------
         5) Total fee paid:
                           -------------------------

/ /      Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:
                                          --------------------------------------

         2)       Form, Schedule or Registration Statement No.:
                                                                 ---------------

         3)       Filing Party:
                                -------------------------

         4)       Date Filed:
                              ---------------------------

                              THE MAXIM GROUP, INC.
                               210 TOWNPARK DRIVE
                             KENNESAW, GEORGIA 30144




                                                 November 8, 1999


Dear Stockholder:

         This year's Annual Meeting of Stockholders ("Annual Meeting") of The Maxim Group, Inc. (the "Company") will be held on Tuesday, December 14, 1999 at 10:00 a.m., local time, at the Company's offices, 210 TownPark Drive, Kennesaw, Georgia 30144. You are cordially invited to attend.

         The Notice of Annual Meeting and a Proxy Statement, which describe the formal business to be conducted at the Annual Meeting, follow this letter.

         After reading the Proxy Statement, please promptly mark, sign and return the enclosed proxy in the prepaid envelope to assure that your shares will be represented. Your shares cannot be voted unless you date, sign and return the enclosed proxy or attend the Annual Meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders are important.

         A copy of the Company's 1999 Annual Report is also enclosed for your information.

         We look forward to seeing you at the Annual Meeting.

                                         Very truly yours,



                                         A. J. NASSAR
                                         President and Chief Executive Officer

                              THE MAXIM GROUP, INC.
                               210 TOWNPARK DRIVE
                             KENNESAW, GEORGIA 30144


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 14, 1999


         The annual meeting of shareholders of The Maxim Group, Inc. (the "Company") will be held on Tuesday, December 14, 1999 at 10:00 a.m., at the principal office of the Company located at 210 TownPark Drive, Kennesaw, Georgia 30144, for the following purposes:

         (1) To elect three (3) directors to serve for a term of three years and until their successors are elected and qualified;

         (2) To approve an amendment to the Certificate of Incorporation of the Company to change the corporate name to "Flooring America, Inc."; and

         (3) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

         Only shareholders of record at the close of business on November 1, 1999 will be entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

         A Proxy Statement and a proxy solicited by the Board of Directors are enclosed herewith. Please sign, date and return the proxy promptly. If you attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

                                         By Order of the Board of Directors,



                                         A.J. NASSAR
                                         President and Chief Executive Officer


Kennesaw, Georgia
November 8, 1999

PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND PERSONALLY.

                              THE MAXIM GROUP, INC.
                               210 TOWNPARK DRIVE
                             KENNESAW, GEORGIA 30144


                         ANNUAL MEETING OF SHAREHOLDERS
                                DECEMBER 14, 1999
                               -------------------
                                 PROXY STATEMENT
                               -------------------

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Maxim Group, Inc. (the "Company") for the Annual Meeting of Shareholders to be held on Tuesday, December 14, 1999, and any adjournments or postponements thereof, at the time and place and for the purposes set forth in the accompanying notice of the meeting. The expense of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by the Company. In addition to solicitations by mail, officers and regular employees of the Company, at no additional compensation, may assist in soliciting proxies by telephone. This Proxy Statement and the accompanying proxy are first being mailed to shareholders on or about November 8, 1999. The address of the principal executive offices of the Company is 210 TownPark Drive, Kennesaw, Georgia 30144.

         Any proxy given pursuant to this solicitation may be revoked by any shareholder who attends the meeting and gives oral notice of his election to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy for the same shares bearing a later date. Proxies which are returned properly executed and not revoked will be voted and will be voted in accordance with the shareholder's directions specified thereon. Where no direction is specified, proxies will be voted for the election of the nominees named below as Class III Directors of the Company and for adoption of the amendment to the Company's Certificate of Incorporation. Abstentions and broker non-votes will be counted as shares present for purposes of determining the presence of a quorum but will not be counted as votes cast for purposes of determining whether the proposal to amend the Certificate of Incorporation has received sufficient votes for adoption. Since approval of the amendment to the Certificate of Incorporation requires the affirmative vote of holders of a majority of shares outstanding, a shareholder who fails to return a proxy or who abstains from voting on the proposal in his proxy will have functionally voted against the proposal.

         The record of shareholders entitled to vote at the annual meeting was taken on November 1, 1999. On that date the Company had outstanding and entitled to vote __________ shares of common stock, par value $.001 per share (the "Common Stock"), with each share entitled to one vote.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information regarding the beneficial ownership of the Common Stock as of October 1, 1999, with respect to (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers (as defined herein), and (iv) all directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.


                    NAME OF                                NUMBER OF SHARES                      PERCENTAGE OF
               BENEFICIAL OWNER                          BENEFICIALLY OWNED(1)                       TOTAL
               ----------------                          ---------------------                      ------
Joseph J. Jillson..............................               130,000(2)                               *
Richard A. Kaplan..............................               110,956                                  *
Thomas P. Leahey...............................                52,500(3)                               *
Ronald H. McSwain..............................                76,900(4)                               *
A.J. Nassar....................................               949,628(5)                              4.8
J. Michael Nixon...............................               140,000                                  *
Larry T. Solari................................                40,000(2)                               *
Herb Wolk......................................               200,000                                 1.0
Mack Hale......................................                39,758(3)                               *
Gary F. Brugliera..............................                10,500(6)                               *
David E. Cicchinelli...........................                15,000(3)                               *
H. Stanley Padgett ............................               138,179(7)                               *
FMR Corp.......................................             1,284,900(8)                             6.7
Julian D. Saul.................................             1,826,984(9)                             9.6
Linda Saul Schejola............................             1,260,000(10)                            6.6
All directors and executive
      officers as a group (17 persons).........             1,882,522(11)                            9.4


*Less than one percent of outstanding shares.

(1) "Beneficial Ownership" includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both and also includes options which are exercisable within sixty days of the date hereof. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. The percentages are based upon

      19,038,347 shares outstanding as of October 1, 1999, except for certain parties who hold options to purchase shares which are exercisable within the next 60 days. The percentages for those parties who hold presently exercisable options are based upon the sum of 19,038,347 shares plus the number of shares subject to options held by them which are exercisable within the next 60 days, as indicated in the following notes.

(2) Includes 20,000 shares of Common Stock subject to stock options exercisable within the next 60 days.

(3) Represents shares of Common Stock subject to stock options exercisable within the next 60 days.

(4) Includes 6,000 shares of Common Stock owned by a foundation with respect to which Mr. McSwain serves as trustee.

(5) Includes 725,000 shares of Common Stock subject to stock options exercisable within the next 60 days.

(6) Includes 10,000 shares of Common Stock subject to stock options exercisable within the next 60 days.

(7) Includes 125,002 shares of Common Stock subject to stock options exercisable within the next 60 days.

(8) According to an amended Schedule 13G dated October 8, 1999 filed with the Commission by FMR Corp. ("FMR"), Edward C. Johnson 3rd, Abigail P. Johnson and Fidelity International Limited. Mr. Johnson is the Chairman of FMR and the owner of 12% of the aggregate outstanding voting stock of FMR and Ms. Johnson is a director of FMR and the owner of 24.5% of the aggregate outstanding voting stock of FMR and each may be deemed to be members of a controlling group with respect to FMR. The Schedule 13G states that (i) Fidelity Management & Research Company, a registered investment adviser and a wholly-owned subsidiary of FMR ("Fidelity"), is the beneficial owner of 999,400 shares of Common Stock as a result of acting as investment advisor to various registered investment companies (the "Funds"), (ii) Mr. Johnson, FMR (through its control of Fidelity) and the Funds each has sole power to dispose of the 999,400 shares owned by the Funds, and (iii) the power to vote all of the 999,400 shares resides with the Board of Trustees of the Funds. The Schedule 13G further states that (i) Fidelity Management Trust Company ('Fidelity Management'), a wholly-owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Exchange Act, is the beneficial owner of 13,500 shares of Common Stock as a result of it serving as investment manager of the institutional account(s) and (ii) each of Mr. Johnson and FMR (through its control of Fidelity Management) has sole voting and dispositive power over 13,500 shares of Common Stock owned by such institutional account(s). The Schedule 13G further states that Fidelity International Limited ("FIL") is the beneficial owner of 272,000 shares of Common Stock of the Company. A partnership controlled by Edward C. Johnson 3rd and members of his family owns shares of FIL voting stock with the right to cast approximately 39.89% of the total votes which may be cast by all holders of FIL voting stock. According to the Schedule 13G, FMR and FIL are separate and independent corporate entities. The Company makes no representation as to the accuracy or completeness of the information reported. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109 and the address of FIL is Pembroke Hall, 42 Crowlane, Hamilton, Bermuda.

(9) According to a Schedule 13G dated October 12, 1998 filed with the Commission by Mr. Saul, his beneficial ownership (i) includes 18,947 shares owned individually by Mr. Saul and 1,808,037 shares owned by a trust of which Mr. Saul is the sole trustee, and (ii) excludes 63,016 shares owned by Mr. Saul's spouse, with respect to which he disclaims beneficial ownership. The Company makes no representation as to the accuracy or completeness of the information reported. Mr. Saul's address is 702 Mt. Sinai Road, Dalton, Georgia 30720.

(10) According to a Schedule 13G dated October 12, 1998 filed with the Commission by Ms. Schejola, her beneficial ownership includes 12,631 shares owned individually by Ms. Schejola and 1,247,369 shares owned by a trust of which Ms. Schojola is the sole trustee. The Company makes no representation as to the accuracy or completeness of the information reported. Ms. Schejola's address is Via Bottazzi, 2, 15057 Tortona (AI), Italy.

(11) Includes an aggregate of 929,038 shares of Common Stock subject to stock options exercisable within the next 60 days.

                              ELECTION OF DIRECTORS

     The Board of Directors of the Company currently consists of eight persons. The Company's Certificate of Incorporation provides that the Board of Directors shall consist of not less than three nor more than 15 members, the precise number to be determined from time to time by the Board of Directors. At the Company's 1996 Annual Meeting of Shareholders held in August 1996, the Board of Directors was classified into three classes, as nearly equal in number as possible, each of which, after initial terms of one, two and three years, will serve for three years, with one class being elected each year. Three Class III directors are presently standing for election to the Board. The Board of Directors recommends the election of the three nominees listed below.

     Each of the nominees has consented to being named in this Proxy Statement and to serve as a director of the Company if elected. In the event that any nominee withdraws or for any reason is not able to serve as a director, the proxy will be voted for such other person as may be designated by the Board of Directors, but in no event will the proxy be voted for more than three nominees. The affirmative vote of a plurality of all votes cast at the meeting by the holders of the Common Stock is required for the election of the three nominees standing for election. Management of the Company has no reason to believe that any nominee will not serve if elected.

     The following persons have been nominated by management for election to the Board of Directors as Class III directors, to serve for a term of three years and until their successors are elected and qualified:

     RICHARD A. KAPLAN, age 54, has served as a Director of the Company since 1989, and has served as Chairman Emeritus of the Company since February 1995 and served as Chairman of the Board of the Company from 1989 to February 1994. Mr. Kaplan founded the Company in 1989. Mr. Kaplan has also served as President and Chief Executive Officer of Pictometry International, LLC, a technology company, since August 1999. Mr. Kaplan served as Chairman of the Board of Worksmart International, Inc., a personnel consulting company, from 1995 to 1998, and as Chairman of the Board of Richland Industries Corp., a retail floor covering chain based in Rochester, New York, from 1972 to 1995.

      RONALD H. MCSWAIN, age 57, has served as Chairman of the Board of the Company since June 1999. Since 1968, Mr. McSwain has served as the President and owner of McSwain's Carpets, a retail floorcovering business. Mr. McSwain serves as a director of Johnson Investment Mutual Fund Trust, an investment company.

      A.J. NASSAR, age 43, has served as President, Chief Executive Officer and a Director of the Company since December 1990. From 1986 to 1990, Mr. Nassar served as Vice President and Chief Operating Officer of Kenny Carpet and Linoleum, Inc., a multistore retail carpet chain in western New York. He was previously employed in the carpet manufacturing industry by Trend Carpet Mills and Queen Carpet Mills, where he was responsible for sales of floor covering products to floor covering retailers.

      The following persons are members of the Board of Directors who are not standing for election to the Board this year and whose term will continue after the Annual Meeting of Shareholders.

      CLASS I DIRECTORS, SERVING FOR A TERM EXPIRING AT THE 2000 ANNUAL MEETING OF SHAREHOLDERS:

      THOMAS P. LEAHEY, age 38, has served as Executive Vice President, Finance of the Company since August 1993, as Treasurer since July 1994 and as a Director of the Company since November 1998. Mr. Leahey was employed by Wachovia Bank of Georgia, N.A. from September 1991 to August 1993 as a Vice President in the Corporate Banking Division. Mr. Leahey's banking career began in January 1984 and included service with Barnett Bank of Central Florida, N.A. and, from March 1987 to July 1991, with Fleet/Norstar Financial Group.

      J. MICHAEL NIXON, age 54, has served as a Director of the Company since February 1996. Mr. Nixon has served as the President and co-owner of Q.I. Corporation, a building materials contractor, since 1967.

      HERB WOLK, age 67, has served as a Director of the Company since 1991. Mr. Wolk is the owner and President of Cadillac Carpet Distributors and has served in various capacities with that company since 1976.

      CLASS II DIRECTORS, SERVING FOR A TERM EXPIRING AT THE 2001 ANNUAL MEETING OF SHAREHOLDERS:

      JOSEPH J. JILLSON, age 56, has served as a Director of the Company since November 1998. Mr. Jillson has served as an executive officer and co-owner of Q.I. Corporation, a building materials contractor, since 1967.

      LARRY T. SOLARI, age 57, has served as a Director of the Company since April 1999. Mr. Solari has served as Chairman of the Board and Chief Executive Officer of BSI Holdings, Inc., a builder services company, since 1998. Mr. Solari served as Chairman of the Board and Chief Executive Officer of Sequential Products, Inc., a manufacturer in the building materials industry, from 1996 to 1997, as President of the Building Materials Group of Domtar, Inc. from 1994 to 1996, and as President of the Construction Products Group of The Owens - Corning Company from 1989 to 1994. Mr. Solari is a director of Beazer Homes, Inc., a single family homebuilder, Therma - Tru, Inc. and Pacific Coast Building Products, Inc.

      There are no family relationships between any director or executive officer and any other director or executive officer of the Company.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than 10% of the outstanding Common Stock of the Company, to file with the Securities and Exchange Commission reports of changes in ownership of the Common Stock of the Company held by such persons. Officers, directors and greater than 10% shareholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during the fiscal year ended January 31, 1999 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% shareholders were complied with, except for Richard A. Kaplan, a director of the Company, who failed to file on a timely basis one report relating to one transaction, and A. J. Nassar, the President and Chief Executive Officer of the Company, who failed to file on a timely basis one report relating to one transaction.

      Although it is not the Company's obligation to make filings pursuant to
Section 16 of the Securities Exchange Act of 1934, the Company has adopted a policy requiring all Section 16 reporting persons to report monthly to the Director of Finance of the Company as to whether any transactions in the Company's Common Stock occurred during the previous month.

                       MEETINGS OF THE BOARD OF DIRECTORS
                           AND COMMITTEES OF THE BOARD

      The Board of Directors held 24 meetings during the year ended January 31, 1999. Each director attended at least 75% or more of the aggregate number of meetings held by the Board of Directors and the committees on which he served. The Company's Board of Directors has four standing committees -- the Audit Committee, the Compensation Committee, the Stock Option Committee and the Directors' Nominating Committee.

      The Audit Committee presently consists of Joseph J. Jillson, Richard A. Kaplan and J. Michael Nixon. The Audit Committee has been assigned the principal functions of: (i) recommending the independent auditors; (ii) reviewing and approving the annual report of the independent auditors; (iii) approving the annual financial statements; and (iv) reviewing and approving summary reports of the auditor's findings and recommendations. The Audit Committee held three meetings during the year ended January 31, 1999.

      The Compensation Committee presently consists of Richard A. Kaplan, J. Michael Nixon and Herb Wolk. The Compensation Committee has been assigned the functions of approving and monitoring the remuneration arrangements for senior management. The Compensation Committee held one meeting during the year ended January 31, 1999.

      The Stock Option Committee presently consists of Richard A. Kaplan and Herb Wolk. The Stock Option Committee has been assigned the functions of administering the Company's 1993 Stock Option Plan and granting options thereunder. The Stock Option Committee held four meetings during the year ended January 31, 1999.

      The Directors' Nominating Committee presently consists of Richard A. Kaplan, A.J. Nassar and Herb Wolk. The Directors' Nominating Committee has been assigned the functions of making recommendations to the full Board for the selection of director nominees. The Directors' Nominating Committee did not meet during the year ended January 31, 1999.

      Any shareholder entitled to vote for the election of directors may nominate a person or persons for election as a director only if written notice of such shareholder's intention to make any such nomination is given either by personal delivery or mailed by the United States Mail, postage prepaid, certified and return receipt requested, to the Secretary of the Company not later than the later of (i) the close of business on the seventh (7th) calendar day following the date on which notice of the meeting of shareholders for the election of directors is first given to shareholders (any such notice of meeting of shareholders shall not be given earlier than the record date for the meeting of shareholders) and (ii) a date ninety (90) days prior to the date of the meeting of shareholders. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated;
(b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;
(c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Commission had each nominee been nominated, or intended to be nominated, by the Board; and (e) the consent of each nominee to serve as a director of the Company if so elected.

                               EXECUTIVE OFFICERS

     The executive officers of the Company are as follows:


NAME                              Age      Position with the Company

Ronald H. McSwain................ 57       Chairman of the Board
A.J. Nassar...................... 43       President, Chief Executive Officer and Director
Thomas P. Leahey................. 38       Executive Vice President - Finance, Treasurer and Director
Leonard H. Thill ................ 45       Chief Financial Officer and Secretary
Karen A. McClelland ............. 40       Executive Vice President - Customer Service
Paul D. Bumblauskas ............. 42       Executive Vice President - Operations
Paul R. Renn .................... 44       Executive Vice President - Sales and Marketing
Mack Hale........................ 59       Executive Vice President - Merchandising
Sandra Fowler.................... 37       Executive Vice President - Administration
Michael L. DeGrace............... 54       President - Franchise Divisions
Michael Cherico.................. 41       President - GCO Carpet Outlet Division
Ronald E. Dunn................... 44       President - CarpetsPlus Division


      The executive officers of the Company are appointed by the Board of Directors and hold office at the pleasure of the Board. See "Election of Directors" for information with respect to Messrs. McSwain, Nassar and Leahey.

      LEONARD H. THILL has served as Chief Financial Officer, Treasurer and Secretary of the Company since September 1999. Mr. Thill served in various capacities with the United States Securities and Exchange Commission from 1987 to September 1999, including most recently as Assistant Chief Accountant with the Commission's Division of Enforcement.

      KAREN A. MCCLELLAND has served as Executive Vice President - Customer Service of the Company since June 1999. Ms. McClelland served as Vice President
- Retail of the Company from April 1999 to June 1999. Prior to joining the Company, Ms. McClelland served as President of McClelland Associates, Inc., a consulting firm, from 1995 to March 1999. Ms. McClelland served as Vice President of Operations/Technology of Sound Floor Coverings, Inc., a floor covering retailer, from 1993 to 1994, and was a Senior Manager for the accounting firm of Price Waterhouse from 1988 to 1993.

      PAUL D. BUMBLAUSKAS has served in various capacities with the Company since June 1998, including most recently as Executive Vice President -Operations. Mr. Bumblauskas served as Regional Vice President of Shaw Industries, Inc., a floor covering manufacturer, from December 1995 to June 1998, as Regional Vice President of Carpetland USA, Inc., a floor covering retailer, from July 1994 to December 1995, and was a partner with SV Associates, an accounting firm, from April 1992 to July 1994.

      PAUL R. RENN has served in various capacities with the Company since October 1997, including most recently as Executive Vice President - Sales and Marketing. Mr. Renn served as Sales Manager Southwest Region of Abbey Carpets, a floor covering cooperative, from April 1995 to October 1995, and as General Manager - Texas of Carpet Exchange, a floor covering retailer, from September 1989 to March 1995.

      MACK HALE has served in various capacities with the Company since May 1993, including Executive Vice President - Merchandising since April 1998. From January 1992 to May 1993, Mr. Hale served as Executive Vice President of Unituft, Inc., a floor covering marketing support company. Mr. Hale served as Vice President of Sales and Director of Marketing of Mohawk Industries, Inc., a major carpet manufacturer, from 1983 to 1991. At Mohawk, Mr. Hale was responsible for all marketing and promotional functions. Prior to his employment at Mohawk, Mr. Hale served as Vice President, Sales of Horizon Industries, Inc., a major carpet manufacturer.

      SANDRA FOWLER has served as Executive Vice President - Administration of the Company since September 1993. From 1982 to September 1993, Ms. Fowler served in various capacities with Shaw Industries, Inc., a floor covering manufacturer, including Manager of Corporate Accounts, where she acted as the liaison between that company and its corporate customers in all areas, ranging from sales to administration.

      MICHAEL L. DEGRACE has served as President - Franchise Divisions of the Company since February 1999. From 1997 to January 1999, Mr. DeGrace served as Vice President - Sales and Marketing of Image Industries, Inc., which was a wholly-owned subsidiary of the Company from August 1996 to January 1999. Mr. DeGrace served as Vice President of Sales and Marketing of Beulieu of America, Inc., a carpet manufacturer, from 1995 to 1996, and served in various capacities, including most recently as Regional Vice President, with Shaw Industries, Inc., a carpet manufacturer, from 1979 to 1995.

      MICHAEL CHERICO has served in various capacities with the Company since 1993, including most recently as President of its GCO Carpet Outlet Division.

      RONALD E. DUNN has served as President of the Company's CarpetsPlus Division since September 1998. Mr. Dunn served as Chairman of the Board and Chief Executive Officer of CarpetsPlus of America, LLC, a national resource company specializing in the floor covering industry, from 1997 until September 1998. Mr. Dunn served as Vice President of Sales of Mohawk Industries, Inc., a floor covering manufacturer, from 1990 to 1996.

                             EXECUTIVE COMPENSATION

      The following table provides certain summary information for the fiscal years ended January 31, 1999, 1998 and 1997 concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and each of the other five most highly compensated executive officers of the Company during the year ended January 31, 1999 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE


                                                                                                        LONG TERM
                                                        ANNUAL COMPENSATION                           COMPENSATION
                                                                                    OTHER               NUMBER OF
            NAME AND                                                               ANNUAL                 OPTIONS              OTHER
       PRINCIPAL POSITION                YEAR            SALARY     BONUS       COMPENSATION(1)          AWARDED        COMPENSATION
       ------------------                ----            ------     -----       ---------------          -------        ------------
A.J. Nassar....................      1999              $600,000     $1,920,012        $27,591(2)         250,000              --
  President and Chief                1998               350,012        265,000         10,750(2)         275,000              --
  Executive Officer                  1997               229,479             --         10,670(2)         200,000              --

David E. Cicchinelli...........      1999(3)           $177,884     $  152,707           --              450,000              --
  Chief Operating Officer

Thomas P. Leahey...............      1999              $108,839     $   37,000         $1,633            50,000               --
  Executive Vice President -         1998                96,147         30,000          1,436            25,000               --
  Finance                            1997                75,762          6,195          1,125                --               --

Mack Hale......................      1999(4)           $140,768     $   10,000         $1,962            25,000               --
  Executive Vice President -
  Merchandising

Gary F. Brugliera..............      1999(5)           $119,231             --           --              75,000               --
  Executive Vice President and
  Chief Financial Officer

H. Stanley Padgett.............      1999(6)           $297,180             --           --                  --          $ 2,180
  Senior Executive                   1998               295,000             --           --              25,000           10,926
  Vice President                     1997(7)            170,200             --           --                  --               --


---------------------

(1) Except as otherwise indicated, represents the Company's matching contribution under its 401(k) plan.

(2) Includes auto allowance and other perquisites, in addition to the Company's matching contribution under its 401(k) plan.

(3) Mr. Cicchinelli joined the Company in May 1998 and became its Chief Operating Officer in July 1998. Mr. Cicchinelli resigned effective April 12, 1999.

(4)   Mr. Hale became an executive officer of the Company in April 1998.

(5) Mr. Brugliera joined the Company in June 1998 and resigned effective September 21, 1999.

(6)   Mr. Padgett resigned effective January 29, 1999.

(7) Amounts indicated include compensation paid to Mr. Padgett by (i) the Company and Image subsequent to the acquisition of Image by the Company on August 30, 1996 and (ii) Image for the period from June 30, 1996 to August 30, 1996.

EMPLOYMENT AGREEMENTS

      A.J. NASSAR. On June 4, 1997, the Company entered into an Employment Agreement with A.J. Nassar, pursuant to which Mr. Nassar serves as Chief Executive Officer of the Company. The Employment Agreement, which was amended on January 1, 1998, is for a term of three years, expiring on June 4, 2000, and provides for an annual base salary of $600,000 plus an annual bonus of $200,000 for each fiscal year in which the Company attains certain earnings targets established by the Board of Directors. The Employment Agreement will automatically renew unless it is earlier terminated or either the Company or Mr. Nassar elects not to renew the Employment Agreement. The Employment Agreement provides for certain severance payments to be paid to Mr. Nassar in the event of a change in control of the Company. In the event of a change in control, Mr. Nassar will be entitled, during the term of his Employment Agreement, to terminate his employment with the Company and, subject to certain adjustments, to receive a lump sum cash payment equal to two years' salary, as well as 12 months' provision of employee benefits and a pro rata portion of his annual bonus. In the event Mr. Nassar is terminated by the Company without cause, he will receive during the balance of his term of employment (not to exceed 24 months), the annual base salary which would otherwise be payable to Mr. Nassar had he remained in the employ of the Company. In addition, all unvested stock options will become immediately exercisable and Mr. Nassar will receive 12 months' provision of employee benefits and a pro rata portion of his annual bonus. The Employment Agreement contains non-compete and non-solicitation provisions, effective through the actual date of termination of the Employment Agreement and for a period of two years thereafter.

      LEONARD H. THILL. On September 27, 1999, the Company entered into an Employment Agreement with Leonard H. Thill, pursuant to which Mr. Thill serves as Chief Financial Officer of the Company. The Employment Agreement is for a term of three years, expiring on September 27, 2002, and provides for an annual base salary of $225,000 plus an annual bonus of up to 50% of his base salary if the Company attains certain operating and financial goals established by the Company's executive management team and the Compensation Committee of its Board of Directors. The Employment Agreement will automatically renew unless it is earlier terminated or either the Company or Mr. Thill elects not to renew the Employment Agreement. In the event Mr. Thill is terminated by the Company without cause, he will receive, for a period of 12 months thereafter, the annual base salary which would otherwise be payable to Mr. Thill had he remained in the employ of the Company. In addition, all unvested stock options will become immediately exercisable. The Employment Agreement contains non-solicitation provisions, effective through the actual date of termination of the Employment Agreement and for a period of three years thereafter.

      H. STANLEY PADGETT. On August 30, 1996 and again on July 30, 1997, H. Stanley Padgett entered into amendments to his employment agreement with Image. Under the amended agreement, Mr. Padgett served as a Senior Executive Vice President of the Company and as the President and Chief Executive Officer of Image. Mr. Padgett's employment agreement was assigned to Aladdin Carpets on January 29, 1999, in connection with the sale of Image. At the same time, Mr. Padgett resigned all positions with the Company and Image.

COMPENSATION OF DIRECTORS

      Directors of the Company who are compensated as officers of the Company serve without compensation for their services as directors. All directors of the Company are reimbursed by the Company for all out-of-pocket expenses reasonably incurred by them in the discharge of their duties as directors, including out-of-pocket expenses incurred in attending meetings of the Board of Directors and of any committees of the Board of Directors. Certain of the Company's outside directors have also been granted options to purchase shares of common stock of the Company. In addition, from time to time, certain of the Company's outside directors assist in conducting workshops and orientation sessions for the Company's franchisees, for which they customarily have been paid consulting fees of $10,000 annually.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The following persons served as members of the Compensation Committee of the Board of Directors during the year ended January 31, 1999: Richard A. Kaplan, J. Michael Nixon, M.B. Seretean and Herb Wolk. None of the members of the Compensation Committee has been an officer or employee of the Company or any of its subsidiaries. Except as set forth herein under "Certain Transactions," there were no material transactions between the Company and any of the members of the Compensation Committee during the fiscal year ended January 31, 1999.

STOCK OPTION PLAN

      The Company has adopted a 1993 Stock Option Plan (the "1993 Plan") for employees who are contributing significantly to the management or operation of the business of the Company or its subsidiaries as determined by the Company's Board of Directors or the committee administering the 1993 Plan. The 1993 Plan provides for the grant of options to purchase up to 5,000,000 shares of Common Stock at the discretion of the Board of Directors of the Company or a committee designated by the Board of Directors to administer the 1993 Plan. The option exercise price must be at least 100% (110% in the case incentive stock options granted to a holder of 10% or more of the Common Stock) of the fair market value of the Common Stock on the date the option is granted and the options are exercisable by the holder thereof in full at any time prior to their expiration in accordance with the terms of the 1993 Plan. Stock options granted pursuant to the 1993 Plan will expire on or before (1) the date which is the tenth anniversary of the date the option is granted, or (2) the date which is the fifth anniversary of the date an incentive stock option is granted in the event that the option is granted to a key employee who owns more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary of the Company.

      The following table provides certain information concerning individual grants of stock options under the 1993 Plan made during the fiscal year ended January 31, 1999 to the Named Executive Officers:



                                          OPTION GRANTS IN LAST FISCAL YEAR
                                                    INDIVIDUAL GRANTS
                                          ---------------------------------
                                                    % OF TOTAL                                            POTENTIAL REALIZABLE
                                                      OPTIONS                                               VALUE AT ASSUMED
                                                    GRANTED TO        EXERCISE OR                        ANNUAL RATES OF STOCK
                                    OPTIONS        EMPLOYEES IN        BASE PRICE                        PRICE APPRECIATION FOR
                                    GRANTED           FISCAL             ($ PER        EXPIRATION           OPTION TERM (1)
                                                                                                         ------------------------
             NAME                     (#)              YEAR              SHARE)           DATE              5%              10%
             ----                    -----             -----             ------           -----             ---             ---
A.J. Nassar...................    250,000(2)           20.1              $14.25         10/14/06          1,700,925      4,074,025

David E. Cicchinelli..........    250,000(3)           20.1               15.13           6/6/08          2,378,793      6,028,325
                                  200,000(2)           16.7               14.25         10/14/06          1,360,740      3,259,220
Thomas P. Leahey..............     50,000(2)            4.2               14.25         10/14/06            340,185        814,805

Mack Hale.....................     25,000(4)            2.1               14.25         10/14/06            170,093        407,403

Gary F. Brugliera.............     50,000(5)            4.2               15.75          6/22/08            495,254      1,255,072
                                   25,000(4)            2.1               14.25         10/14/06            170,093        407,403

H. Stanley Padgett............        --                --                 --               --              --             --


---------------------

(1) The dollar amounts under these columns represent the potential realizable value of each grant of option assuming that the market price of the Company's common stock appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the price of the Company's common stock.

(2) Options vest on July 31, 2006; provided, however, that options vest on April 30, 2000 if the closing price of the Company's common stock is greater than $25.00 per share for any period of ten consecutive trading days prior to April 30, 2000.

(3) Options vest in increments of 20% per year beginning on June 16, 1999 and on each June 16 thereafter until fully vested. These options terminated upon the resignation of Mr. Cicchinelli in April 1999.

(4) Options vest on July 31, 2006; provided, however, that options vest in increments of 25% per year beginning on April 30, 2000 and on each April 30 thereafter until fully vested if the closing price of the Company's common stock is greater than $25.00 per share for any period of ten consecutive trading days prior to April 30, 2000.

(5) Options vest in increments of 20% per year beginning on June 22, 1999 and on each June 22 thereafter until fully vested.


      The following table provides certain information concerning options exercised during fiscal 1999 and the value of unexercised options held by the Named Executive Officers as of January 31, 1999.



                                                                           NUMBER OF UNEXERCISED      VALUE OF UNEXERCISED
                                                                                OPTIONS AT            IN-THE-MONEY OPTIONS
                                                                              FISCAL YEAR END         AT FISCAL YEAR-END (1)
                                                                         -----------------------      ----------------------------
                                   ACQUIRED ON           VALUE            EXER-          UNEXER-        EXER               UNEXER-
NAME                              EXERCISE (#)       REALIZED ($)        CISABLE         CISABLE      CISABLE              CISABLE
----                              ------------       ------------        -------         -------      -------              -------
A.J. Nassar...................         --             $   --              715,480          259,520    $7,907,311        $2,199,184

David E. Cicchinelli.........         --                  --               15,000          450,000       129,375         3,548,750

Thomas P. Leahey..............       12,500             210,156            46,500           71,000       777,188           688,875

Mack Hale.....................       10,000             172,500            36,380           35,517       601,034           290,629

Gary F. Brugliera.............         --                 --                 --             75,000         --              553,125

H. Stanley Padgett............         --                 --              171,320             --       3,438,435               --


---------------------------

(1) Dollar values were calculated by determining the difference between the closing price of $22.625 per share of common stock on January 29, 1999, and the exercise price of the options.

EMPLOYEE RETIREMENT SAVINGS PLAN

      The Company has established a savings and profit-sharing plan that qualifies as a tax-deferred savings plan under Section 401(k) of the Internal Revenue Code (the "401(k) Plan") for its salaried employees who are at least 21 years old and who have completed one year of service with the Company. Under the 401(k) Plan, eligible employees may contribute up to 20% of their gross salary to the 401(k) Plan or $9,500, whichever is less. Each participating employee is fully vested in contributions made by such employee. The Company presently matches 25% of the amount contributed by an employee up to 6% of the employee's salary, but the Company's policy regarding matching contributions may be changed annually in the discretion of the Board of Directors. All amounts contributed under the 401(k) Plan are invested in one or more investment accounts administered by an independent plan administrator.

                              CERTAIN TRANSACTIONS

      As of October 1, 1999, a total of $935,000 was owed to the Company by A.J. Nassar, the Company's President and Chief Executive Officer. During fiscal 1999, loans totaling $850,326 were made to Mr. Nassar by the Company. These loans accrued interest at an annual rate of 9-1/4% and were repaid by Mr. Nassar during fiscal 1999. The largest aggregate amount of indebtedness outstanding from Mr. Nassar to the Company since the beginning of fiscal 1999 was $1.5 million. All amounts currently owed by Mr. Nassar bear interest at an annual rate of 8%. Mr. Nassar has agreed to repay all outstanding obligations to the Company in annual installments of $200,000 per year (plus accrued interest) on each March 1 until maturity. In connection therewith, the Board of Directors of the Company has approved the payment to Mr. Nassar of an annual bonus in an amount sufficient to allow Mr. Nassar to pay the annual installments on this loan. All borrowings were made by Mr. Nassar to fund certain of his personal expenses. No additional loans will be made by the Company to Mr. Nassar.

      In January 1998, the Company loaned $100,000 to Herb Biggers, who at the time was serving as the Company's Chief Operating Officer. This loan accrued interest at an annual rate of 8.5%, payable monthly, with principal due on demand. This loan was made to Mr. Biggers to fund certain of his personal expenses. The maximum aggregate amount of indebtedness outstanding from Mr. Biggers to the Company since the beginning of fiscal 1999 was $102,000. Upon the termination of Mr. Biggers' employment in June 1998, the Company repurchased certain stock options previously granted to Mr. Biggers for $453,000, which represents the aggregate spread between the fair market value of the Company's common stock on that date and the exercise price of these stock options. In July 1998, Mr. Biggers used a portion of the proceeds from this transaction to repay his debt to the Company.

      In May 1998, the Company loaned $100,000 to Sandra Fowler, the Executive Vice President Administration of the Company. This loan accrued interest at an annual rate of 8.5%, payable monthly, with principal due on demand. This loan was made to Ms. Fowler to fund certain of her personal expenses. This loan was repaid by Ms. Fowler in December 1998.

      In September 1998, the Company loaned $100,000 to David E. Cicchinelli, who at the time was serving as the Company's Chief Operating Officer and a director. This loan bears interest at an annual rate of 8.5%, payable monthly, with principal due on demand. The loan was made to Mr. Cicchinelli to fund certain of his personal expenses. As of October 1, 1999, $109,000, including accrued interest, remained outstanding on this loan.

      Herb Wolk and Ronald H. McSwain, directors of the Company, each own a floor covering retailer which is a franchisee of the Company. During fiscal 1999, Mr. Wolk's floor covering company paid less than $1,000 to the Company for miscellaneous items and received $128,000 in rebates and other consideration from the Company. During fiscal 1999, Mr. McSwain's floor covering company paid $11,000 to the Company for various services and received $567,000 in rebates and other consideration from the Company.

      Julian D. Saul, who owns 9.6% of the outstanding shares of common stock of the Company, serves as President and a director of Shaw Industries, Inc., one of the Company's suppliers of floor covering products. During fiscal 1999, the Company purchased approximately $84 million of floor covering products from Shaw and received approximately $12 million of rebates and other vendor support payments from Shaw. In addition, in connection with the acquisition of the retail store assets of Shaw in August 1998, the Company issued to Shaw a promissory note in the principal amount of $18 million. This note is due November 1999 and bears interest at a rate equal to the rate paid by the Company on its senior credit facility. Approximately $12 million remained outstanding on this note as of October 1, 1999.

      The ability of the Company to enter into future transactions with affiliates is limited by the terms of its senior subordinated notes and senior credit facility.

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

      Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Standard & Poor's 500 Index and the Standard & Poor's Retail Composite Index for the period commencing on March 30, 1994 and ending January 29, 1999 (the "Measuring Period"). The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 on March 31, 1994. The yearly change in cumulative total return is measured by dividing the sum of the cumulative amount of dividends for each fiscal year, assuming dividend reinvestment, and the change in share price between the beginning and end of the Measuring Period, by (ii) the share price at the beginning of the Measuring Period. The Company has not paid any cash dividends.

        COMPARISON OF CUMULATIVE TOTAL RETURN AMONG THE MAXIM GROUP, INC.
           COMMON STOCK, S&P 500 INDEX AND S&P RETAIL COMPOSITE INDEX




            MEASUREMENT
        PERIOD (FISCAL YEAR                THE MAXIM                                               S&P RETAIL
             COVERED)                     GROUP, INC.              S&P 500 INDEX                COMPOSITE INDEX
        -------------------               -----------              -------------                ---------------
          March 31, 1994                      100                       100                            100

          March 31, 1995                      103                       116                            101

        January 31, 1996*                      78                       150                            101

        January 31, 1997                      138                       189                            121

        January 30, 1998                      140                       240                            180

        January 29, 1999                      189                       318                            294


* On January 13, 1996, the Company changed its fiscal year end from March 31 to January 31.

     ASSUMES $100 INVESTED ON MARCH 30, 1994 IN THE MAXIM GROUP, INC. COMMON
               STOCK, S&P 500 INDEX AND S&P RETAIL COMPOSITE INDEX

               REPORT OF COMPENSATION AND STOCK OPTION COMMITTEES
                            ON EXECUTIVE COMPENSATION

      During the year ended January 31, 1999, the Compensation Committee of the Board of Directors was comprised of four non-employee members of the Board and the Stock Option Committee of the Board of Directors was comprised of two non-employee members of the Board. The Compensation Committee is responsible for: (i) setting the Company's compensation philosophy and policies; (ii) review and approval of pay recommendations for the executive officers of the Company; and (iii) initiation of all compensation actions for the Chief Executive Officer of the Company. The Stock Option Committee has the authority to grant stock options under the Company's 1993 Stock Option Plan (the "1993 Plan") and is responsible for setting the terms and administering the 1993 Plan.

      The Company's compensation policies have been designed to align the financial interests of the Company's management with those of its shareholders, and reflect the nature of the Company by taking into account the Company's operating environment and the expectations for continued growth and enhanced profitability. Compensation for each of the Company's executive officers consists of a base salary and in certain instances, discretionary bonuses and stock options. The Company does not currently provide executive officers with other long term incentive compensation other than the ability to contribute their earnings to the Company's 401(k) Plan.

      The Compensation Committee's philosophy is that a substantial portion of an executive's compensation should be based directly upon the value of long-term incentive compensation in the form of stock option awards. The Compensation Committee believes that providing executives with the opportunities to acquire significant stakes in the growth and prosperity of the Company (through grants of stock options), while maintaining other elements of the Company's compensation program at conservative levels, will enable the Company to attract and retain executives with the outstanding management abilities and entrepreneurial spirit which are essential to the Company's ongoing success. Furthermore, the Compensation Committee believes that this approach to compensation motivates executives to perform to their full potential.

      The Compensation Committee is responsible for reviewing salary recommendations for the Company's executives and then approves such recommendations, with any modifications it deems appropriate. The annual salary recommendations are made under the ultimate direction of the Chief Executive Officer, based on peer group and national industry surveys of total compensation packages, as well as evaluations of the individual executive's past and expected future performance. The base salary of the Chief Executive Officer is set by the terms of his employment agreement with the Company.

      The amount of any annual bonus to be paid to executive officers is determined based upon a review of competitive compensation data and the executive officer's overall compensation package, as well as an evaluation of such factors as individual performance, increases in the Company's revenue, net income, net income per share and market penetration, as well as the executive's contribution to the Company's performance. In recognition of the Chief Executive Officer's efforts during the year ended January 31, 1999 in, among other things, selling the Company's manufacturing operations, he was awarded bonuses totaling $1.9 million.

      Stock options represent a substantial portion of compensation for the Company's executive officers, including the Chief Executive Officer. Stock options are granted at the prevailing market price on the date of grant, and will only have value if the Company's stock price increases. Generally, grants vest in equal amounts over a period of five years (although certain special types of grants may vest either immediately or over a shorter period) and executives must be employed by the Company at the time of vesting in order to exercise the options. Grants of stock options generally are based upon the level of the executive's position with the Company and an evaluation of the executive's past and expected future performance. The Compensation Committee believes that dependence on stock options for a significant portion of executives' compensation more closely aligns such executives' interests with those of the Company's shareholders, since the ultimate value of such compensation is linked directly to stock price.

      During the year ended January 31, 1999, the Stock Option Committee granted the Chief Executive Officer options to purchase 250,000 shares of the Company's Common Stock. In addition, options to purchase 450,000 shares of Common Stock were granted to the Company's new Chief Operating Officer during the year. Other members of senior management received stock options to purchase an aggregate of 215,000 shares of Common Stock. All of the options granted to the Chief Executive Officer, as well as a substantial portion of the options granted to the other executive officers, vest in July 2006, with earlier vesting in April 2000 if the closing price of the Company's Common Stock is greater than $25.00 per share for any period of ten consecutive trading days prior to April 30, 2000. Each of these stock option awards were based upon an evaluation of individual performance criteria and is consistent with the philosophy of providing incentives based on the Company's future performance.

      The Compensation Committee continually evaluates the Company's compensation policies and procedures with respect to executives, including examining what modifications, if any, should be implemented to further link executive compensation with both individual and Company performance.

         STOCK OPTION COMMITTEE            COMPENSATION COMMITTEE
         Richard A. Kaplan                 Richard A. Kaplan
         Herb Wolk                         J. Michael Nixon
                                           Herb Wolk

      NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOREGOING REPORT OF COMPENSATION AND STOCK OPTION COMMITTEES ON EXECUTIVE COMPENSATION AND THE STOCKHOLDER RETURN PERFORMANCE GRAPH SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

                 PROPOSAL TO AMEND CERTIFICATE OF INCORPORATION
                            TO CHANGE CORPORATE NAME

      On June 9, 1999, the Board of Directors of the Company approved an amendment to Article I of the Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), to change the corporate name of the Company to "Flooring America, Inc." In connection therewith, the following resolution will be introduced at the Annual Meeting:

      RESOLVED: That Article I of the Certificate of Incorporation of the Company shall be amended by deleting the text thereof in its entirety and replacing it as follows: "The name of the Corporation is Flooring America, Inc."

      The proposal to change the Company's corporate name is part of the Company's strategy of marketing itself as a true national retailer, which includes changing the name of its retail floor covering stores to a single brand operating under the name "Flooring America." The Company currently operates under a number of different retail trade names and concepts, including CarpetMAX, New York Carpet World, The Carpet Exchange and Carpetland USA (the "Maxim Brands"). In an effort to reconcile territorial conflicts between Company-owned stores and stores operated by franchisees under the "CarpetMAX" trade name, Maxim will focus on becoming a national retailer. The Company believes that the new name will also help ensure that customers focus on flooring products rather than the multiple identities of the Maxim Brands. Store conversions from Maxim Brands to Flooring America commenced in October 1999 and are expected to extend through September 2000. To further support the consolidation to one brand, the Company intends to offer its CarpetMAX franchisees the opportunity to convert their CarpetMAX stores to franchised Flooring America outlets pursuant to a franchise agreement similar to the current CarpetMAX franchise agreement, but with additional obligations and restrictions placed upon the franchisee more consistent with a typical franchise agreement. The Company intends to build brand name awareness for Flooring America stores through community involvement, charitable acts and grass roots advertising efforts. To that end, the Company has become a corporate sponsor for the Special Olympics and has chosen Cathy Rigby to act as its national spokesperson.

      Although changing the corporate name is not a precondition to the rebranding of the Company's stores to the Flooring America concept, changing the corporate name will help to more closely identify the Company with its retail stores.

      In accordance with Delaware corporate law, if approved by the shareholders, the proposed amendment will become effective upon the filing of a Certificate of Amendment relating thereto with the Secretary of State of Delaware, which will occur as promptly as practicable following the Annual Meeting. Assuming this proposal is adopted, it will not be necessary for shareholders to surrender stock certificates. Instead, when certificates are presented for transfer, new certificates bearing the new name will be issued.

      The approval of the holders of a majority of the issued and outstanding shares of Common Stock of the Company is required for the adoption of the proposed amendment to the Certificate of Incorporation. THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS APPROVE THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

                         INDEPENDENT PUBLIC ACCOUNTANTS

      Arthur Andersen LLP has served as independent auditors of the Company for the fiscal year ended January 31, 1999. Representatives of Arthur Andersen LLP are expected to be present at the shareholders' meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions. The Company has not selected its independent accountants for the 2000 fiscal year. The Company anticipates that the independent accountants who will examine and report on the Company's consolidated financial statements for the year ending February 5, 2000 will be selected during the fourth quarter of the current fiscal year.

                           ANNUAL REPORT ON FORM 10-K

      The Company's Annual Report for the year ended January 31, 1999 on Form 10-K as filed with the Securities and Exchange Commission, is available to shareholders who make written request therefor to the Company, Attention: Chief Financial Officer at 210 TownPark Drive, Kennesaw, Georgia 30144. Copies of exhibits and basic documents filed with that report or referenced therein will be furnished to shareholders of record upon request.

                              SHAREHOLDER PROPOSALS

      Proposals of shareholders intended to be presented at the Company's 2000 annual meeting must be received at the Company's principal executive offices by February 15, 2000 in order to be eligible for inclusion in the Company's proxy statement and form of proxy for that meeting.

      With respect to any such proposals received by the Company after April 17, 2000, the persons named in the form of proxy solicited by management in connection with the 2000 meeting of shareholders of the Company will have discretionary authority to vote on any such shareholder proposals in accordance with their judgment of what is in the best interest of the Company.

                                  OTHER MATTERS

      The Board of Directors knows of no other matters to be brought before the annual meeting. However, if other matters should come before the annual meeting it is the intention of the persons named in the enclosed form of Proxy to vote the Proxy in accordance with their judgment of what is in the best interest of the Company.

                                         By Order of the Board of Directors,



                                         A.J. NASSAR
                                         President and Chief Executive Officer


Kennesaw, Georgia
November 8, 1999

                                                                     EXHIBIT A
                                                                     ---------
                              THE MAXIM GROUP, INC.
                               210 TOWNPARK DRIVE
                             KENNESAW, GEORGIA 30144


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                  FOR THE 1999 ANNUAL MEETING OF SHAREHOLDERS.

The undersigned hereby appoints A.J. Nassar and Thomas P. Leahey or either of them, with power of substitution to each, the proxies of the undersigned to vote the Common Stock of the undersigned at the Annual Meeting of Shareholders of THE MAXIM GROUP, INC. to be held on December 14, 1999, at 10:00 a.m. at 210 TownPark Drive, Kennesaw, Georgia 30144, and any adjournments or postponements thereof:

THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" THE PROPOSALS LISTED ON THE REVERSE SIDE AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.


--------------------------------------------------------------------------------
PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED
ENVELOPE
--------------------------------------------------------------------------------
NOTE: Please date and sign this Proxy exactly as name(s) appear(s) on reverse side. When signing as an attorney, trustee, executor, administrator or guardian, please give your title as such. If a corporation or partnership, give full name by authorized officer. In the case of joint tenants, each joint owner must sign.
--------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                     DO YOU HAVE ANY COMMENTS?


-------------------------------               ----------------------------------
-------------------------------               ----------------------------------
-------------------------------               ----------------------------------

/X/  PLEASE MARK VOTES
      AS IN THIS EXAMPLE



____________________________________________

         THE MAXIM GROUP, INC.
____________________________________________






CONTROL NUMBER:
RECORD DATE SHARES:








Please be sure to sign and date this Proxy.  Date:_______________


-------------------------------------------------------------
Shareholder sign here                      Co-owner sign here






DETACH CARD



1. To elect three (3) directors
   to serve for a term of three
   years and until their
   successors are elected and
   qualified.


                                   FOR ALL    WITH-   FOR ALL
                                  NOMINEES    HOLD     EXCEPT
       Richard A. Kaplan             / /       / /      / /
       Ronald H. McSwain
       A. J. Nassar


INSTRUCTION: To withhold authority to vote for any individual nominee mark the "For All Except" box and write that nominee's name in the space provided below.

------------------------------------------------------

2. To approve an amendment to the Certificate of Incorporation of the Company to change the corporate name to "Flooring
   America, Inc."

     FOR   / /      AGAINST   / /        ABSTAIN    / /


3. To transact such other business incidental to the conduct of the Annual Meeting as may properly come before the Annual Meeting or any adjournments or postponements thereof.




   Mark box at right if an address change or comment has been
   noted on the reverse side of this card                  / /





DETACH CARD